                                                              EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT


                                     among



                           PINEDALE ASSOCIATES, INC.
                                     Seller



                                    JEAN MAY

                              CAROLYN S. THOMPSON

                                  Shareholders




                                      and



                           DIVERSICARE LEASING CORP.
                                     Buyer

                               TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.3     Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II.  RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE III.  PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.2     Apportionable Income and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.3     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLERAND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.2     Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.3     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.5     Operations Since May 1, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.6     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.7     Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.8     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.9     Medicaid, Medicare and Other Third-Party Payors  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Cost Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.11    Compliance with Zoning, Land Use and Other Laws; Easements . . . . . . . . . . . . . . . . . . . . .  11
         4.12    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.13    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.15    Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . . . . . . . . . . .  16
         4.16    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.17    Seller's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.18    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.20    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.21    Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.22    Experimental Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.23    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.24    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         4.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.26    Compliance with Healthcare Laws and Other Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.27    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.28   WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.29    Tax Returns; Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.30    Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.31    Resident Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.32    Resident Trust Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.33    Prepayments and Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.35    No Omissions or Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.1     Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VI.  COVENANTS OF PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.1     Preservation of Business and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.2     Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.3     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.4     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.5     Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.7     Maintain Books and Accounting Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.8     Indebtedness; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.9     Compliance with Laws and Regulatory Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.10    Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.11     Medicaid Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.12    Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.13    Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.14    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.15    No Sale, Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.16    Title Report and Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.17    Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.18    Defects and Cure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.19    Environmental Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VII.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII.  SELLER'S AND SHAREHOLDERS'
         CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . .  31
         8.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  31
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.3     Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.1     Representations and Warranties True at Closing; Compliance with Agreement  . . . . . . . . . . . . .  32
         9.2     No Loss, Damage of Destruction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.3     No Adverse Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.4     Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.5     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.7     Inspection of Assets; UCC Searches, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.8     Confidentiality and Noncompete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.9     Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.10    Commitment and Policy; Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE X.  OBLIGATIONS OF SELLER AND SHAREHOLDERS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.4    Corporate Good Standing and Corporate Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.5    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.6    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.7    Taxes and Other Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.8    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.9    Confidentiality and Noncompete Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.10   Additionally Requested Documents; Post Closing Assistance  . . . . . . . . . . . . . . . . . . . . .  36
ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.2    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.3    Corporate Good Standing and Board Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.4    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.5    Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.6    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE XII.  OPINION OF BUYER'S CO UNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.2    Indemnification by Seller and  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.4    Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         13.5    Assignment by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE XIV. PRESERVATION OF BUSINESSAND NONCOMPETE RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         14.1    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         14.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE XV.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         15.1    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         15.2    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         15.3    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         15.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         15.5    Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.6    Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.8    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.9    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.11   Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         15.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         15.13   Further Assurance of Seller and Shareholders After Closing . . . . . . . . . . . . . . . . . . . . .  44
         15.14   Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         15.15   No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement ("AGREEMENT"), is made on May __, 1996, by and among PINEDALE ASSOCIATES, INC. a C corporation doing business as Pinedale Nursing Home ("SELLER"), JEAN MAY and CAROLYN S. THOMPSON, residents of the State of Arkansas ("SHAREHOLDERS"), and DIVERSICARE LEASING CORP., a Tennessee corporation ("BUYER").

         A. Seller and Shareholders own and operate a nursing home and provide related services at 1311 North Pecan Street, Newport, Arkansas (the "BUSINESS").

         B. Shareholders own, beneficially and of record, all of the issued and outstanding securities of Seller.

         C. Seller and Shareholders desire to sell and transfer the assets of the Business, including the real estate, to Buyer and Buyer desires to purchase the same from Seller and Shareholders subject to the terms and conditions of this Agreement.

         In consideration of the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:


                         ARTICLE I.  PURCHASE AND SALE

         1.1 Purchase and Sale. Except for the Excluded Assets (as defined herein), Seller and Shareholders agree, at Closing (as defined herein), to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller and Shareholders all right, title and interest in and to all assets of Seller and the Business of every kind and type, except as excluded in Exhibit 1.2, tangible and intangible, real and personal (collectively, the "ASSETS"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities which Assets include, without limitation, the following:

                 (1) All right, title and interest of Seller and Shareholders in and to all of the land and real estate owned or leased by Seller and Shareholders and used in connection with the Business as listed on
Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto including, without limitation, all sewer and wastewater discharge capacity allocated or reserved thereto and all development rights with respect thereto (collectively, the "REAL ESTATE");

                 (2) All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances and other tangible personal property of every description and kind and all replacement parts therefor including the items listed on Exhibit 1.1(2) attached hereto (collectively, the "EQUIPMENT AND FURNISHINGS");

                 (3) All inventory of goods and supplies used or maintained in connection with the Business including, but not limited to, food, cleaning materials, disposables, linens, consumables, office supplies, drugs and medical supplies (collectively, the "INVENTORY") which Inventory will not be less than that maintained by Seller in the ordinary course of its business consistent with past practice or the amount reflected on the Financial Statements (as defined herein);

                 (4) All resident, medical, clinical, personnel and other records related to the Business (including both hard and microfiche copies) and all manuals, books and records used in operating the Business including, without limitation, personnel policies and files and manuals and computer files;

                 (5) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers that Seller currently has, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (6) All plans and surveys, including "as-built" plans, those relating to utilities, easements and roads, and plats, specifications, engineers' drawings, architectural renderings and similar items in Seller's possession or obtainable by Seller;

                 (7) All goodwill and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                 (8) All contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business and that are expressly assumed by Buyer; and

                 (9) All prepaid expenses (except prepaid insurance premiums) and utility deposits; and

                 (10) All intangible and intellectual property owned, leased, licensed or possessed by either Seller or Shareholders and utilized in connection with the Business, including without limitation, the names "Pinedale Nursing Home", and all derivatives thereof.

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "EXCLUDED ASSETS"):

                 (1) Seller's corporate and fiscal records and other records that Seller is required by law to retain in its possession, as described on Exhibit 1.2 attached hereto;

                 (2) All accounts, notes and other receivables for periods prior to Closing (the "RECEIVABLES");

                 (3) All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of Seller.

                 (4) Those other assets which are not necessary for the operation of the Business, as approved by Buyer, as set forth on Exhibit 1.2.

         1.3     Assumed Contracts, Leases and Liabilities.

                 (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only those obligations constituting working capital liabilities incurred in the ordinary course of business, other than long-term and interest bearing debt, which Buyer expressly elects to assume as specifically set forth on Exhibit 1.3 attached hereto, and (b) those obligations arising on and after the Closing under those Leases and Contracts (as such term is defined in paragraph 4.13) which Buyer expressly elects to assume (collectively, the "ASSUMED LIABILITIES").

                 (2) Except for the Assumed Liabilities, it is expressly agreed and understood by the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or Shareholders of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated within this Agreement and that Seller and Shareholders shall remain liable and responsible for the payment or performance of, respectively, each of their own debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicaid, all impositions of income tax and other taxes, all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations (as defined herein), accrued vacation and sick pay not expressly assumed by Buyer pursuant to Section 1.3(1), and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans.


                            ARTICLE II.  RECEIVABLES

         2.1 Collection of Receivables. Following Closing, Buyer shall collect the Receivables (except for the Medicaid receivables for the month prior to Closing) relating to periods prior to Closing as Seller's agent for the limited purpose of such collection. Seller and Shareholders shall reimburse Buyer for its reasonable costs and expenses incurred in connection with such collections on behalf of Seller. Seller and Shareholders shall each provide such reasonable assistance in the collection process as Buyer may request. Buyer shall remit to Seller the gross proceeds of such collection every two (2) weeks during the first thirty (30) days following Closing and within fifteen (15) days following the end of each month thereafter for a maximum of six (6) months. Seller shall be responsible for collecting any Receivable thereafter. Buyer will provide Seller any information in its possession with respect thereto. Buyer shall have no liability to Seller or any third party for any act or omission in connection with the collection of the Receivables and Seller shall indemnify and hold harmless Buyer with respect to any liabilities thereunder.


                          ARTICLE III.  PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Seller and Shareholders for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, will be payable as provided in Section 7.1 hereof and shall be Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00), subject to adjustment pursuant to the terms of this Agreement (the "PURCHASE PRICE"). The Purchase Price shall be payable in the following manner:

                 (1) Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00), in cash in immediately available funds at Closing; and

                 (2)      Assumption of the Assumed Liabilities at Closing.

         3.2 Apportionable Income and Expenses. All income and expense attributable to the operation of the Business (measured on an accrual basis) through 11:59 p.m. on the date of Closing shall be for the account of Seller and Shareholders. Thereafter, such income and expense shall be for the account of Buyer. Such apportionable income will include, but shall not be limited to, all Medicaid reimbursements, payments or advances from private pay residents and all federal social security payments or advances received before, on or after Closing. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Seller and Shareholders and, to the extent they are included within the Assumed Liabilities, Buyer. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes, insurance premiums and rents. The adjustments specified in the preceding sentence shall, to the extent not known, be estimated by the parties hereto in good faith at Closing to the extent reasonably possible based on the most recent Financial Statements with provisional adjustments as shall be mutually agreed at Closing and shall be called the "PRELIMINARY CLOSING STATEMENT." No later than thirty (30) days after Closing, the parties hereto shall prepare, if necessary, the "FINAL CLOSING STATEMENT" reflecting the adjustments listed above in accordance with generally accepted accounting principles on an accrual basis applied consistently. Adjustments made after Closing based on the Final Closing Statement shall be payable in cash on or before the tenth (10th) day following the date that the Final Closing Statement is agreed upon, with interest at five percent (5%) per annum commencing at Closing. If the parties are unable to agree on the Final Closing Statement within thirty (30) days after Closing, they shall appoint a firm of independent certified public accountants of recognized national standing (the "ACCOUNTANT") to make such determination which determination shall be final and binding on the parties hereto. Seller and Buyer shall each pay one-half ( 1/2) of the entire cost of the Accountant.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.3 attached hereto (the "ALLOCATION"). The parties to this Agreement agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that no party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized, validly existing and in good standing in the State of Arkansas. Since the date of its organization and incorporation, Seller has consistently observed, operated within and complied with the corporate formalities and general corporation law of its state of incorporation. Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Neither Seller nor Shareholders are a party to, and there exists no voting trust, shareholders' agreement, pledge agreement or other agreement relating to the stock or equity interests of Seller. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholders hereby, and to take all actions necessary, in their capacity as the sole stockholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller and Shareholders or any other person or entity is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholders upon execution and delivery thereof, constitute the valid and binding obligations of each of Seller and Shareholders as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2 Subsidiaries. Seller has no interest, direct or indirect, in any corporation, limited liability company, joint venture, general or limited partnership or any other entity or business and the business carried on by Seller has not been conducted, directly or indirectly, through any such entity. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation, limited liability company, general or limited partnership, joint venture or other entity.

         4.3     Absence of Default.   The execution, delivery and consummation
of this Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholders will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create or cause the acceleration of the maturity of any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the Certificate of Incorporation or corporate Bylaws of Seller; (2) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholders are a party or by which Seller, Shareholders and/or the Assets are bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller, Shareholders and/or the Assets are subject or that would have an adverse effect on Buyer, the Business or the Assets.

         4.4     Financial Statements.

                 (1) Attached hereto as Exhibit 4.4 are true and correct copies of Seller's audited balance sheets and income statements for the period ended December 31, 1994 and December 31, 1995, and the interim unaudited balance sheet and income statement of Seller for the three (3) month period ended March 31, 1996 (the "FINANCIAL STATEMENTS"). The Financial Statements are based on the books and records of Seller and present fairly and accurately, in compliance with generally accepted accounting principles on an accrual basis, the financial position of Seller as of, the results of its operations, and all costs and expenses for the periods specified. The Financial Statements disclose all liabilities, whether absolute, accrued, contingent, liquidated or unliquidated, matured or not yet due, or otherwise existing as of their respective dates. There exists no basis for the assertion of any liability or obligation not adequately reflected in the Financial Statements. The Financial Statements are true, complete and correct and contain no untrue or misleading statements and do not omit anything which would cause them to be misleading or inaccurate in any respect.

         (2) The books and records of Seller are in such order and completeness that an unqualified audit may be performed for any period prior to Closing not already audited. Seller and Shareholders shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Seller for any period prior to Closing not already audited.

         4.5 Operations Since May 1, 1996. Since May 1, 1996, there has been no:

                 (1) Material change in the condition, financial or otherwise, of Seller, the Business or the Assets that has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or the results of the operations of Seller;

                 (2) Loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                 (3) Sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business consistent with past practice;

                 (4) Increase in the compensation payable by Seller to any of its employees, directors, independent contractors or agents or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, officers, directors, independent contractors or agents of Seller;

                 (5) Adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business consistent with past practice;

                 (6) Change in Seller's accounting methods or practices or depreciation or amortization policies;

                 (7) Issuance or sale by Seller or Shareholders, or contract or other commitment entered into by Seller or Shareholders, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

                 (8) Payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                 (9) Merger, consolidation or similar transaction, or solicitation therefor;

                 (10) Federal, state or local statute, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller and Shareholders, adversely affects the Business or Assets;

                 (11)     Strike, work stoppage or other labor dispute;

                 (12) Material amendment to or change in the terms of any contract or agreement binding Seller, the Business or the Assets;

                 (13) Termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise;

         4.6     Absence of Certain Liabilities.  Except as set forth in
Exhibit 4.6, Seller has, and as of Closing will have, no contingent liabilities or obligations.

         4.7 Employment Discrimination. Except as disclosed in Exhibit 4.7 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Seller and Shareholders have threatened to assert, any claim for any action or proceeding against Seller (or any officer, director, employee, agent or Shareholders of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act and the Family and Medical Leave Act. The claims disclosed in Exhibit 4.7 will not result in any liability to or obligation of Buyer and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.

         4.8     Licenses and Permits.

                 (1) Seller has all local, state, federal and other licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "LICENSES AND PERMITS") necessary for Seller to occupy, operate and conduct the Business, and there exists no waiver or exemption relating thereto, except with respect to certain oral waivers regarding the ceiling and return air systems. There is no default under any of the Licenses and Permits. There exists no ground for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.8(1) attached hereto. The most recent licensure surveys and deficiency reports related to each of these items has also been included in Exhibit 4.8(1). Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.8(1). No notices have been received by Seller or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of any of the Licenses and Permits.

                 (2) Seller has all certificates of need or non-review letters from the State of Arkansas necessary to operate the Business. Seller has complied fully with the requirements, and conditions thereof. Exhibit 4.8(2) attached hereto lists and contains copies of all implemented and unimplemented certificates of need and non-review letters issued to the Business or to Seller. All unimplemented certificates of need and non-review letters have been implemented in accordance with their terms. All unimplemented certificates of need are marked with an asterisk.

                 (3) Each employee of Seller has all Licenses and Permits required for each such employee to perform such employee's designated functions and duties for Seller in connection with the Business, and there exists no waiver or exemption relating thereto. There is no default under, nor does there exist any ground for revocation, suspension or limitation of any such Licenses and Permits.

         4.9     Medicaid, Medicare and Other Third-Party Payors.

                 (1) Seller participates in the Medicaid Program (the "PROGRAM"). A list of and copies of Seller's Medicaid contract and provider number (or if such contracts do not exist other documentation evidencing such participation)(collectively, the "PROGRAM AGREEMENTS") are included in Exhibit 4.9(1) attached hereto. Seller is, and will be at the time of Closing, in full compliance with the terms, conditions and provisions of the Program Agreements.

                 (2) Exhibit 4.9(2) attached hereto contains a copy of Seller's most recent Statement of Deficiencies and Plan of Correction, if any.

                 (3) No notice of any offset against future reimbursements under or pursuant to the Program has been received by either Seller or Shareholders nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to recoup past or present reimbursements with respect to the Program. Seller has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Program nor have either Seller or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in any of the Program.

                 (5) In the event that Buyer suffers any offsets against any reimbursement due to Buyer under any third-party payor or reimbursement programs, including but not limited to the Programs, relating to the periods on or prior to Closing, then Seller and Shareholders shall immediately pay to Buyer the amounts so offset with interest at a rate equal to five percent (5%) per annum accruing from the date of offset by the third party until the date paid by Seller and Shareholders to Buyer.

         4.10 Cost Reports. Seller has previously furnished Buyer true, correct and complete copies of Seller's Medicaid cost reports for Seller's last three (3) fiscal years. The cost reports are complete and accurate for the periods indicated. All liabilities and contractual adjustments of the Business under any third party payor or reimbursement programs have been properly reflected and reserved for in the Financial Statements.

         4.11    Compliance with Zoning, Land Use and Other Laws; Easements.

                 (1) None of the Real Estate is in violation of any zoning public health, building code or other similar law, ordinance or regulation applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waiver or exemption relating to the Real Estate with respect to any zoning building codes matters. The Real Estate is not subject to any zoning ordinances or regulations.

                 (2) None of the Real Estate is in violation of any restrictive covenants or other restriction of any nature, or Seller or Shareholders, as appropriate, have obtained all necessary and appropriate waivers and exemptions with respect thereto for any such noncompliance.

                 (3) No person or entity is a lessee of any portion of the Real Estate and no persons other than Seller and residents of the Business has any right to possess or occupy the Real Estate.

                 (4) There are presently located on the Real Estate an adequate number of parking spaces for use and operation of the Business as it is presently conducted. Seller or Shareholders have all easements and rights necessary to continue operation of the Business, copies of which are set forth in Exhibit 4.11 attached hereto.

         4.12    Title to Assets.

                 (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments and other encumbrances, except as set forth in Exhibit 4.12(1) attached hereto. The Assets are all the assets used in the operation of the Business.

                 (2) Except as specified in Exhibit 1.2, the descriptions of the Real Estate contained in Exhibit 1.1(1) hereto and in each of the deeds, assignments and other documents of transfer or conveyance required to be delivered by Seller to Buyer pursuant to this Agreement are accurate, complete and sufficient for their intended purposes and such descriptions include all real property leased or owned by Seller and/or Shareholders and used in connection with the Business or set forth on the Financial Statements. Seller is, and at Closing will be, the sole and exclusive record, legal and equitable owner of all right, title and interest in and has, and at Closing will have, good, marketable and insurable title in fee simple to, and is and will be, in possession of, all of the Real Estate used in connection with the Business including the buildings, structures and improvements situated thereon and all appurtenances thereto, in each case free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances or claims of any other person or party, whether or not the same render the title to such Real Estate uninsurable or unmarketable, except for the items agreed to by Buyer and listed on Exhibit 4.12(2) attached hereto (the "PERMITTED EXCEPTIONS"). Seller is in lawful possession of and has good, marketable and insurable leasehold title to all of the Real Estate that is leased to Seller rather than owned by Seller (the "LEASED REAL ESTATE") including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens, restrictions, and other encumbrances or claims of any other person or party except for the items agreed to by Buyer and listed on Exhibit 4.12(2) attached hereto as Permitted Exceptions. Additionally, Seller and Shareholders have, and will at Closing have, the full right and authority to transfer and convey the Real Estate to Buyer as contemplated by the terms of this Agreement, and such transfer and conveyance, once effected as contemplated hereunder, will vest in Buyer good, marketable and insurable fee simple or leasehold title, as the case may be, and the lawful right to possess and use the Real Estate superior in right to all others.

         4.13    Leases and Contracts.

                 (1) Exhibit 4.13 attached hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and Shareholders are a party or by which Seller, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases, office leases and ground or building leases pertaining to any part of the Real Estate (collectively, the "LEASES AND CONTRACTS"). Attached to Exhibit 4.13 are accurate and complete copies of all Leases and Contracts and detailed descriptions of all oral Leases and Contracts. Except for the Assumed Liabilities, all

Leases and Contracts and all other obligations and liabilities relating to the Assets and the Business shall be retained by Seller.

                 (2) None of the Leases and Contracts have been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) No event or condition has happened or presently exists that constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements consistent with past practice.

                 (6) Seller's assignment to Buyer of those Leases and Contracts constituting part of the Assumed Liabilities will not default, alter or terminate any such Leases and Contracts and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

                 (7) None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer.

                 (8) Except as specifically identified on Exhibit 4.13 attached hereto, none of the Leases and Contracts is: (a) a capitalized lease within the meaning of generally accepted accounting principles; (b) a lease with a remaining term of one (1) year or more from Closing and which cannot be canceled within thirty (30) days at the option of Seller without penalty; or
(c) a lease containing an option to purchase.

         4.14    Environmental Matters.

                 (1) Hazardous Substances. As used in this Section, the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substance, material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.

                 (2) Compliance with Laws and Regulations. All operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller any Affiliates of Seller (the term "AFFILIATES" shall mean any person or entity controlling, controlled by or under common control with Seller, and the term "CONTROL" shall mean the power, direct or indirect, to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Seller or its Affiliates (collectively, "AGENTS"), or any tenant or subtenant of Seller of any part of the Real Estate, have been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "ENVIRONMENTAL LAW") including, but not limited to, the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the best knowledge of Seller and Shareholders, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate, which if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by Environmental Law, and which complies with Environmental Law:

                          (a)     Neither Seller, Affiliates nor, to the best
knowledge of Seller and Shareholders, the Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to the best knowledge of Seller and Shareholders, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Seller, Affiliates nor, to the best
knowledge of Seller and Shareholders, the Agents have installed or permitted to be installed in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law respecting such material.

                          (c)     Seller has not at any time engaged in or
permitted, nor to the best knowledge of Seller and Shareholders, has any tenant of Seller, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of Hazardous Substances at, on, in or about the Real Estate or any portion thereof that would subject the Real Estate, Seller or Buyer to clean-up obligations imposed by governmental authorities.

                          (d)     None of the Real Estate, nor any part
thereof, nor Seller nor any present owner or operator of the Real Estate: (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller or Shareholders which could serve as a basis therefor. Seller has not assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.

                          (e)  Neither Seller, its Affiliates nor, to the best
knowledge of Seller and Shareholders, the Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Seller and Shareholders, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

         Seller and Shareholders shall promptly notify Buyer in writing of any order of which any of them is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Seller prior or simultaneous notice of such notification.

                 (3) Other Environmental Matters. There are no underground storage tanks on any portion of the Real Estate and the Real Estate is free of dangerous levels of naturally-emitted radon. To the best knowledge of Seller and Shareholders, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate which Seller or its Affiliates obtained or were furnished.

         4.15    Miscellaneous Representations Relating to Real Estate.

                 (1) No part of the Real Estate is currently subject to condemnation proceedings and no condemnation or taking is threatened or contemplated. There are no public improvements which may result in special assessments against or otherwise affect the Real Estate. The Real Estate is not located in any water, sewer or other utility district that could impose any special assessment against the Real Estate or the improvements located thereon. There are no facts known to Seller or Shareholders that would adversely affect the possession, use or occupancy of the Real Estate.

                 (2) Set forth on Exhibit 4.15 attached hereto is a complete and accurate list of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller or Shareholders relating to any of the Assets, true, complete and accurate copies of each of which have been delivered to Buyer.

                 (3) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and all utility lines, pipes, hook-ups, wires and other utility facilities serving the Real Estate are located within recorded easements for the benefit of the Real Estate. There are no encroachments upon the Real Estate and no encroachment of any improvements located on the Real Estate onto adjacent property. None of the improvements located on the Real Estate violate any building or other set-back lines, whether front, side or rear, nor do they encroach on any easements located on the Real Estate.

                 (4) All potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called tap-fees, hook-up fees, connection fees or other associated charges accrued have been fully paid.

                 (5) Seller has received no written recommendation from any insurer to repair or replace any of the improvements or other facilities located on the Real Estate with which Seller has not complied.

         4.16 Litigation. There is no suit, claim, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened (and no fact or facts exist which could result in any such claim, action, proceeding or investigation) by or against Seller, and no event or condition of any character pertaining to Seller, the Business or the Assets, exists which could: (1) prevent the consummation of the transactions contemplated by this Agreement; (2) either individually or in the aggregate adversely affect Buyer's ownership or operation of the Business or the Assets; or (3) either individually or in the aggregate diminish the value of the Business or the Assets as a going concern. Neither Seller nor Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicaid program, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in
Exhibit 4.16 attached hereto (for which Seller and Shareholders shall jointly and severally indemnify and hold harmless Buyer), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or threatened involving Seller, Shareholders, any of the Assets or the Business and Seller and Shareholders know of no basis therefor.

         4.17    Seller's Employees.  Exhibit 4.17 attached hereto sets forth:
(1) a complete list of all of Seller's employees and rates of pay; (2) categorization of each such person as a full-time or part-time employee of Seller; (3) the employment dates and job titles of each such person; (4) true and complete copies of any and all fringe benefits and personnel policies; and
(5) a list of all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). For purposes of this Section, "PART-TIME EMPLOYEE" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.13, Seller has no employment agreements with its employees and all such employees are employed on an "at will" basis. Seller will terminate all of its employees at Closing and each of Seller and Shareholders agree, jointly and severally, to indemnify and hold Buyer harmless from and against any and all claims of Seller's employees relating to their employment by Seller through Closing and such termination, whenever made.
Other than Assumed Liabilities, the parties expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through Closing. Seller shall use its best efforts to retain its employees in their current positions up to Closing.

         4.18 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale nor are any of its employees represented by any labor union or organization. There is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. There is no pending or threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to Seller's employees within the last three (3) years.

         4.19 Insurance. Seller has in effect and has continuously maintained insurance coverage for its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is set forth on Exhibit 4.19 attached hereto. True and complete copies of such policies have previously been provided to Buyer.
Exhibit 4.19 also sets forth a summary of Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller and Shareholders agree, jointly and severally, to indemnify and hold harmless Buyer from and against such pending insurance claims. Seller is not in default or breach with respect to any provision of any such insurance policies nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. Such insurance is adequate to cover all business risks normally insured against by owners and operators of healthcare facilities. Seller will continue to maintain all insurance policies and coverage amounts in full force and effect through Closing.

         4.20 Broker's or Finder's Fee. Neither Seller nor Shareholders have employed or are liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

         4.21 Conflicts of Interest. None of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership, limited liability company or other business entity that is a supplier of goods or services to Seller: (1) Shareholders; (2) any director or officer of Seller; or (3) any entity under common control with Seller or controlled by or related to Shareholders.

         4.22 Experimental Procedures. Seller has not performed or permitted the performance of any experimental or research procedures or studies involving residents of the Business.

         4.23 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "INTELLECTUAL PROPERTY"), used in or related to the Business are listed and described on
Exhibit 4.23 attached hereto. No proceedings have been instituted or are pending or threatened which challenge the validity of the ownership by

Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property and neither Seller nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of the Business. No present or former employee of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property. Seller does not have any obligation to compensate any person, organization or entity for use of any of the Intellectual Property.

         4.24 Inventories. The Inventory is, and at Closing will be, of a quality and quantity presently used by Seller in the ordinary course of its business consistent with past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Unaudited Financial Statements, Seller has not decreased or substituted items of Inventory other than in the ordinary course of its business consistent with past practice. The Inventory is not recorded on the Financial Statements.

         4.25    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.25(1) attached hereto contains a true, accurate and complete list of each "EMPLOYEE WELFARE BENEFIT PLAN" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "WELFARE BENEFIT PLANS"). Complete and accurate copies of all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. Exhibit 4.25(2) attached hereto contains a true and complete list of each "EMPLOYEE PENSION BENEFIT PLAN" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered any employee of Seller during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Section 414(f) of the Code (such employee pension benefit plans being hereinafter collectively referred to as the "PENSION BENEFIT PLANS"). Complete and accurate copies of all Pension Benefit Plans have previously been provided to Buyer.

                 (3) Liabilities. Unfunded liabilities under any Welfare Benefits Plans or Pension Benefit Plans are described on Exhibit 4.25(3) attached hereto. Buyer shall not be liable or responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing and Seller and Shareholders shall jointly and severally indemnify and hold Buyer harmless therefrom.

                 (4) Termination of Participation. Upon Closing, Seller shall cease to be a participating employer under all Pension Benefit Plans and Welfare Benefit Plans maintained by Seller, and any such action by Seller shall in no way diminish its obligations to Buyer.

                 (5) COBRA Coverage. Seller has provided or caused to be provided notice of the availability of continuation coverage within the meaning of Section 4980B of the Code ("COBRA COVERAGE") for all of its present and former employees and their dependents entitled to such notice because of a qualifying event occurring before Closing, and for providing COBRA coverage as required by law for all such employees, or their dependents, who elect or have
elected such coverage.   All COBRA coverage has been and will through Closing
be fully insured.

         4.26 Compliance with Healthcare Laws and Other Laws. Neither Seller nor Shareholders have made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or residents with, to or for Seller. The Business does not violate any statute, law, rule, ordinance or regulation which would prohibit a corporation from conducting the business or practice of operating nursing homes and providing related services and/or prohibits the receipt by a corporation of fees (or portions thereof) generated by employees or agents who are licensed physicians or other health care professionals. None of the Leases and Contracts and no activity of Seller violates Section 1877 of the Social Security Act or any similar provision of applicable state law. None of the Leases and Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine. Seller is in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations which relate to the operations of the Business. No bulk sales or similar statute applies to the transactions contemplated under this Agreement. All healthcare cost reports, tax and other returns, reports, plans, claims and filings of any nature required to be filed by Seller with any federal, state or local governmental authorities and any third party payors have been properly completed and timely filed in compliance with all applicable requirements and each return, report, plan and filling contains no untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate. Seller shall retain and be responsible for any liability incurred in connection with any such return, report, plan and filing.

         4.27 Condition of Assets. The Assets, together with the Excluded Assets, comprise all of the assets owned by Seller and all assets used in connection with the Business. All of the Assets, including all components of all of the Equipment and Furnishings: (1) operate in accordance with their respective specifications; (2) perform the functions they are supposed to perform; (3) are free of structural, installation, engineering, or mechanical defects or problems; and (4) are otherwise in good working order. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

          4.28 WARN Act. Within the period ninety (90) days prior to Closing, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         4.29 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller and Shareholders threatened against Seller by any federal, state or local authority. Seller has not been granted any extension of the limitation period applicable to any tax claims. All tax returns are (and with respect to the final returns will be) at the time of filing complete and accurate and in accordance with the tax laws applicable thereto and disclose all taxes required to be paid for the periods covered thereby. No extensions of time in which to file any such return, report or declaration is in effect. All taxes shown to be due on such returns, reports and declarations and any deficiencies, assessments, penalties and interest have been paid or will be paid on their due dates. Seller has not committed any violation of any federal, state or local tax laws. Proper amounts have been collected or withheld by Seller for all income, franchise, property, sales, employment or other taxes payable or anticipated to be payable and for the payment of all other taxes (including without limitation all employment, sales or use taxes). Proper amounts have been withheld or collected from each payment made or to be made to each employee of Seller for all taxes required to be withheld therefrom. Seller is not required by law to notify any federal, state or local taxing authority or any creditor or other person or entity of the intended sale of the Assets to Buyer.

         4.30    Bankruptcy.   Seller is not involved in any proceedings in any
court under any bankruptcy law or any other insolvency or debtors' relief law, whether federal or state, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of Seller or any of Seller's property.

         4.31 Resident Agreements. There are no resident care agreements with residents of the Business or with any other persons or organizations that deviate from the standard form customarily used by Seller. Except as specifically summarized and set forth on Exhibit 4.31 attached hereto, Seller has no agreements with any payors, residents or prospective residents which obligate or would obligate Seller to provide services at rates below Seller's current and standard rates for similar services for terms longer than one (1) month.

         4.32 Resident Trust Funds. All resident trust funds held for the benefit of residents of the Business are in balance and will be in balance at Closing. Any deficiencies in resident trust funds revealed by audits of Buyer or state agencies relating to operations of the Business prior to Closing shall be paid or refunded by Seller and Shareholders.

         4.33 Prepayments and Deposits. The prepayments of room charges and resident security deposits received by Seller are listed on Exhibit 4.33 attached hereto. Exhibit 4.33 will be updated to Closing by Seller for purposes of crediting such prepayments and deposits to Buyer's account.

         4.34 Occupancy Rate. For the twelve (12) months ending April 30, 1996 the average occupancy at the Business, the number of private pay patients, the average rate per diem for such private patients, the number of patients for which Seller received Medicaid funds and the average rate per diem for such Medicaid supported patients are set forth on Exhibit 4.34(a) attached hereto. Seller shall use its best efforts to maintain occupancy rates at the same levels through Closing. For each of the periods of: (1) one (1) month before Closing; and (2) five (5) days before Closing, the average total and private pay occupancy shall not have substantially decreased from the averages for the month ending April 30, 1996, and the average rates shall not have decreased. A substantial decrease shall be defined as five percent (5%) of licensed beds or more. Attached hereto as Exhibit 4.34(b) is a true and accurate list identifying all patients, their method of payment, their addresses, the name and address of the persons financially responsible for paying the amounts due from such patients, the rates payable by such patients, and the date they first became patients of the Business and whether (and for how long) they are in arrears in payments. Exhibit 4.34(b) will be supplied at Closing.

         4.35 No Omissions or Misstatements. There is no fact material to the Assets, liabilities, Business or prospects of Seller or the Business which has not been set forth or described in this Agreement or in the Exhibits hereto and that is material to the conduct, prospects, operations or financial condition of Seller, the Business or the Assets. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholders or Seller, or any of their representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder. The representations and warranties of Seller and Shareholders in this Agreement or in any document delivered pursuant to this Agreement shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any representation or warranty is or might be inaccurate in any respect.


              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller and Shareholders which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreements) under: (1) any term or provision of the Charter or Bylaws of Buyer; (2) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has employed Paul Thomason of Diversified Health Properties and is liable for the payment of fees to Mr. Thomason in connection with the transactions contemplated by this Agreement.

                       ARTICLE VI.  COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the date hereof through Closing, each of Seller and Shareholders shall use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business and to preserve, protect and maintain for Buyer the good will of the medical staff, suppliers, employees, clientele, residents and others having business relations with Seller or the Business. Each of Seller and Shareholders shall use their best efforts to obtain all documents called for by this Agreement. Buyer, Seller and Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller and Shareholders agree that they will not sell or transfer, or negotiate the sale or transfer of, either the Assets or any stock of Seller. From the date hereof until Closing, Seller shall pay no dividend, and shall make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business consistent with past practice, Seller will not sell, discard or dispose of any of the Assets. None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer. From the date hereof through Closing, Seller and any party in possession of all or any part of the Real Estate will not perform any material grading or excavation, construction or removal of any improvement, or make any material other change or improvement upon or about the Real Estate. From the date hereof through Closing, Seller and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.

         6.2 Absence of Material Change. From the date hereof through Closing, neither Seller nor Shareholders shall make any change in the Business or and in the utilization of the Assets and shall not enter jointly or separately into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer.

         6.3     Access to Books and Records.

                 (1) From the date hereof through Closing, Seller and Shareholders shall give to Buyer and to Buyer's counsel, accountants and other representatives full access to all of Seller's and Shareholders' offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Business or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transaction is not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.

                 (2) Following Closing, Buyer shall permit Seller's representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring through Closing. Seller's reasonable out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (3) After Closing, Seller and Shareholders shall make the books and records of Seller available to Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Seller's financial statements for any period prior to Closing not already audited. Seller agrees to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         6.4 Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss) between the date hereof and Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller's insurance company and assigned to Buyer; provided, however, that in the event of a casualty that in Buyer's judgment adversely affects the Business or the Assets, Buyer, in its sole discretion, may elect either: (1) to terminate this Agreement without obligation or penalty; or (2) to terminate this Agreement with respect to the damaged property only with a reduction in the Purchase Price determined as follows. The reduction in Purchase Price shall be determined, based on the value on the date of this Agreement of the Assets damaged or lost, by an MAI appraiser to be mutually selected and paid equally by Seller and Buyer. If Seller and Buyer are unable to mutually select an appraiser, then one appraiser shall be selected and paid by Buyer and one appraiser shall be selected and paid by Seller. If a party does not select an appraiser as provided in the preceding sentence within ten (10) days after the other party has given notice of the name of its appraiser, such party shall lose its right to appoint an appraiser. The appraisers shall meet promptly to determine the reduction in Purchase Price. If they are unable to agree within fifteen (15) days after the second appraiser, if any, has been selected, they shall jointly select a third appraiser. The reduction in Purchase Price shall be set by agreement of any two of the three appraisers. Seller and Buyer shall each bear one-half ( 1/2) of the cost of selecting the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. If any two appraisers are unable to determine the reduction in Purchase Price within fifteen (15) days after the third appraiser has been selected, then the three appraisals shall be added together and their total divided by three; the resulting quotient shall be the reduction in Purchase Price. In determining the reduction in Purchase Price, each appraiser shall take into consideration, understand, and correctly employ those recognized techniques that are necessary to produce a credible appraisal.

         6.5 Condemnation. From the date hereof through Closing, in the event that any portion of the Assets become subject to or are threatened with any condemnation or eminent domain proceedings, then Buyer, in its sole discretion, may elect either: (1) to terminate this Agreement in its entirety without penalty or obligation; or (2) to terminate this Agreement with respect only to that portion of the Assets that are condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in
Section 6.4.

         6.6 Preserve Accuracy of Representations and Warranties. Each of Seller, Shareholders and Buyer shall refrain from taking any action which would render any representation and warranty contained in Article IV or Article V hereof, respectively, untrue, inaccurate or misleading as of Closing. Seller will promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Seller, its directors, officers or Shareholders that may involve or relate in any way to Seller, the Assets, Shareholders or the operation of the Business. Seller, Shareholders and Buyer each shall promptly notify one another of any facts or circumstances that come to either's attention and that cause, or through the passage of time or the giving of notice or either, may cause any of Seller's, Shareholders' or Buyer's representations and warranties, respectively, to be untrue or misleading at any time from the date hereof through Closing.

         6.7 Maintain Books and Accounting Practices. From the date hereof through Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         6.8 Indebtedness; Liens. Other than in the ordinary course of Seller's business consistent with past practice, from the date hereof through Closing, with respect to the Assets, including the Business and operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval.

         6.9 Compliance with Laws and Regulatory Consents. From the date hereof through Closing: (1) Seller shall comply with all applicable statutes, laws, ordinances and regulations; (2) Seller shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participations, licenses, and other permits necessary for the Business and operation of the Assets; (3) Seller and Shareholders shall use their best efforts and shall cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; and (4) Seller and Shareholders shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.

         6.10 Maintain Insurance Coverage. From the date hereof through Closing, Seller shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide at Closing evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid.

         6.11 Medicaid Reporting. Through Closing, Seller shall timely file or cause to be filed all reports of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicaid. Seller has paid or will pay all liabilities for contractual adjustments, discounts, refunds and other offsets in connection with the filing of such reports for all periods prior to Closing.

         6.12 Current Return Filing. Seller shall be responsible for: (1) the preparation and filing of the federal, state and local income tax and gross receipts, use tax and other tax returns for all the tax periods of Seller ending on or before Closing; and (2) the payment of all such taxes when due. Seller shall prepare and timely file all federal, state and/or local income and other tax returns and shall pay such taxes when due.

         6.13 Performance. Seller, Shareholders and Buyer shall take all appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation the obtaining of necessary contracts and application for necessary licenses and permits.

         6.14 WARN Act. Prior to Closing, Seller will not temporarily or permanently close or shut down any "single" site of "employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN.

         6.15 No Sale, Merger or Consolidation. From the date hereof through Closing, Shareholders shall not sell, pledge or transfer any of their capital stock in Seller, and Seller shall not sell all or substantially all of its assets, or merge or consolidate with any other entity; neither Seller nor Shareholders shall solicit any inquiries, proposals or offers relating to any such transactions; and Shareholders shall promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which either may receive relating to any of the matters referred to in this Section.

         6.16 Title Report and Policy. At least thirty (30) days prior to Closing Seller shall deliver to Buyer, at Seller's expense, a current commitment for title insurance issued by Chicago Title Insurance Company or another company acceptable to Buyer with respect to the condition of title to each tract of Real Estate (collectively, the "COMMITMENT") and committing to issue for each tract of Real Estate an owner's or leasehold, as the case may be, title insurance policy, (collectively, the "TITLE POLICY") insuring good and marketable fee simple title or leasehold title to the Real Estate in the amount of the Purchase Price allocated to the Real Estate and the improvements thereon with the standard survey exception deleted. The Commitment and Title Policy shall show that good, marketable and insurable fee simple title or leasehold title, as the case may be, to the Real Estate is owned in fee simple by Seller, free from all liens, restrictions, encumbrances, easements and exceptions to title whatsoever, except the Permitted Exceptions. The Commitment and Title Policy will also contain, if available: (1) a so-called "tax parcel endorsement" listing all of the tax parcel identification numbers affecting the Real Estate covered by the policy and that no other property is included in the Real Estate and that no other tax parcel identification numbers affect such Real Estate; (2) a contiguity endorsement; (3) a 3.1 zoning endorsement or its equivalent as then in use by the title company in form and substance acceptable to Buyer; (4) extended coverage deleting all standard and general exceptions; and (5) any additional endorsements or insurance as Buyer may reasonably require. The Title Policy shall be in form acceptable to Buyer's lender and shall permit a simultaneous issue rate for the lender's mortgage title policy. The title company shall provide to Buyer when delivering the Commitment one (1) copy of all recorded documents shown on the Commitment or otherwise affecting title of the Real Estate to Buyer. At Closing, there shall be issued to Buyer, at Seller's expense, the Title Policy in the amount of the Purchase Price. In the event Buyer requests, the title company shall issue a mortgage title policy in an amount up to the Purchase Price at simultaneous issue rates at Buyer's expense.

         6.17 Survey. At least thirty (30) days prior to Closing, Seller shall furnish to Buyer, at Seller's expense, current as-built survey(s) of the Real Estate accompanied by a certificate of a registered surveyor licensed in the State of Arkansas, sufficient to cause the title company to delete the standard printed survey exceptions and to issue the Title Policy free from any survey objections or exceptions whatsoever (the "SURVEY"). The Survey shall show the boundaries of the Real Estate, separate legal descriptions and boundaries for the tracts and the location of all streets, highways, alleys and public ways crossing or abutting said Real Estate, all dominant and servient easements identified by recording information, all building lines and all buildings and structures as are situated thereon as of said date. Such certificate shall state that the improvements situated on the Real Estate lie wholly within the boundaries thereof and that no part thereof encroach upon or overhang any easement or rights-of-way or upon the land of others; that such improvements are wholly within the building restriction lines however established and will not violate any use or other restriction contained in prior conveyances, zoning ordinances or regulations; that no adjoining structure encroaches upon the Real Estate or upon any dominant easement appurtenant thereto; and that as of said date there were no visible encroachments, overlaps, overhangs, easements, improvements, utility lines or rights-of-way on, above or below the ground except as shown on the survey plat. Such certificate shall also state whether or not the Real Estate or any part thereof lies within the boundaries of a local, state or federal flood plain designation.

         6.18 Defects and Cure. The Title Commitment and Policy and Survey described in this Article are collectively referred to as "TITLE EVIDENCE." Buyer shall notify Seller before Closing and as soon as reasonably possible of any liens, claims, encroachments exceptions or defects disclosed in the Title Evidence which either: (1) do not constitute Permitted Exceptions; or (2) even if they constitute Permitted Exceptions, if such matter adversely impacts any of the Assets or the financeability thereof in the reasonable opinion of Buyer (collectively, "DEFECTS"). Seller, at its sole cost and expense, may elect to not cure the objection and shall give written notice to Buyer of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement. Upon termination of this Agreement under the terms of this
Section 6.18, no party to this Agreement shall have any further claims under this Agreement against any other party.

         6.19 Environmental Inspection. Buyer may, at its sole cost and expense, obtain a current environmental report issued by an engineer duly licensed in the State of Arkansas or other recognized environmental testing company, acceptable to Buyer (the "ENVIRONMENTAL REPORT") showing no presence of any toxic or hazardous waste or substance in, on or around the Real Estate, or any part thereof, or being discharged, leaked or released from or onto the Real Estate, or any part thereof and that no part of the Real Estate constitutes or contains wetlands. Buyer shall notify Seller before Closing in writing of any objections with respect to any matters shown by the Environmental Report. Seller may take such action (at its expense) which will result in the removal or cure, in a manner acceptable to Buyer, of such objections with respect to the Real Estate. Buyer's failure to deliver notice of any objections to the matters shown by the Environmental Report shall be deemed to establish Buyer's satisfaction with the Environmental Report, except for matters shown by the Environmental Report which are to be satisfied under other provisions of this Agreement. If Seller has not corrected to Buyer's satisfaction the objections to the Environmental Report within a reasonable time, Buyer may: (1) waive its objections and consummate the within transaction with a reduction in the Purchase Price determined between Seller and Buyer; or (2) terminate this Agreement by written notice to Seller, in which event this Agreement shall be void and neither party shall have any further obligation hereunder or liabilities to the other.

                             ARTICLE VII.  CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by June 30, 1996, or at such time or place as the parties may mutually agree (the "CLOSING"). Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 11:59 p.m. local time on the date of Closing. On the day of Closing, Buyer shall make available to Seller (pursuant to wire instructions given to Buyer by Seller) funds in an amount equal to the adjusted cash portion of the Purchase Price, as determined pursuant to Section 3.1 of this Agreement. Notwithstanding any statement contained herein seemingly to the contrary, Buyer shall not be liable for any obligations or liabilities of Seller and Shareholders other than the Assumed Liabilities.

         7.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated at or prior to Closing as follows:

                 (1) By Seller: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; or
(b) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Seller at or prior to Closing.

                 (2) By Buyer: (1) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (2) pursuant to Section 6.4, 6.5, 6.18 or 6.19; or (3) in the event Seller or Shareholders breach or violate any material provision of this Agreement or fail to perform any material covenant or agreement to be performed by either under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Buyer at or prior to Closing.

                 (3) By Buyer or Seller if Closing hereunder shall not have taken place by June 30, 1996, or by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 7.2(3) if the conditions precedent to such party's obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.


                   ARTICLE VIII.  SELLER'S AND SHAREHOLDERS'
                              CONDITIONS TO CLOSE

         The obligations of Seller and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller and Shareholders in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered by Buyer to Seller pursuant hereto shall be deemed to have been made again at Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder will constitute a violation of law.
The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of: (1) making the transactions contemplated by this Agreement illegal; or (2) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that results in any of the consequences referred to in this Section.

                    ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Shareholders contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at Closing and shall then be true in all respects; and Seller and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         9.2 No Loss, Damage of Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 6.4 and 6.5 shall have been complied with to the satisfaction of Buyer.

         9.3 No Adverse Material Change. There shall have been no material adverse change in the condition, financial or otherwise, of Seller or the Assets. There shall not be any claims, litigation or governmental proceedings pending or threatened against Seller or their directors, officers, Shareholders, trustees, members or affiliates which would adversely affect the Assets or the consummation of the transactions contemplated hereby at Closing.

         9.4 Consent. Buyer's obligations set forth in this Agreement are conditioned on it obtaining consent from its primary lenders.

         9.5 Regulatory Approvals. Buyer shall have obtained: (1) certification for participation in the Medicaid and Medicare Programs in the states where the Business is conducted; and (2) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary to acquire and operate the Assets and Business as contemplated hereunder.

         9.6 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder constitute a violation of law.

         9.7 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to Buyer. Buyer shall have obtained UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten
(10) days prior to Closing, with results satisfactory to Buyer, at the expense of Seller.

         9.8 Confidentiality and Noncompete Agreements. Each of Seller and the Shareholders shall execute and deliver to Buyer a Confidentiality and Noncompete Agreement in the form attached hereto as Exhibit 9.8.

         9.9 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Advocat Inc. and Buyer.

         9.10 Commitment and Policy; Survey. Seller shall have delivered to Buyer the Commitment, Title Policy and Survey as required by Sections 6.16 and
6.17 hereof.

               ARTICLE X.  OBLIGATIONS OF SELLER AND SHAREHOLDERS
                                   AT CLOSING

         At Closing, Seller and Shareholders shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Seller and Shareholders shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:

                 (1) General warranty deeds from Seller and Shareholders in form satisfactory to Buyer and the title insurer, with 50% of cost for all recording, stamp tax, deed tax or other transfer fees equally paid by Seller, and conveying to Buyer good, valid and marketable title in fee simple to the owned Real Estate free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title, encroachments and other exceptions to title, except for Permitted Exceptions.

                 (2)      The Title Commitment and Title Policy called for in
Section 6.16 hereof.

                 (3)      The Survey of the Real Estate pursuant to Section
6.17 hereof.

                 (4) An Assignment and Assumption of Lease Agreement for each location of the Leased Real Estate, each in form and substance satisfactory to Buyer, with all recording, stamp tax or other transfer fees paid by Seller, and conveying to Buyer the legal right to possess and use the Leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer.

                 (5) A Bill of Sale and Assignment Agreement, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for those expressly acceptable to Buyer.

                 (6) An effective and enforceable assignment to Buyer of each Lease and Contract which Buyer has agreed to assume.

         10.2 Possession. Seller shall deliver to Buyer full possession and control of the Business and Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees.

         10.3 Opinion of Counsel. Seller and Shareholders shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholders dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolutions. Seller shall deliver to Buyer certified copies of the resolutions of the Board of Directors and Shareholders of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Seller and Shareholders shall deliver to Buyer certificates of officers of Seller and of Shareholders, dated as of Closing, certifying that: (1) each covenant and obligation of Seller and Shareholders has been complied with by Seller and Shareholders; and (2) each representation and warranty of Seller and Shareholders is true and correct at Closing as if made on and as of Closing.

         10.6 Third Party Consents. Seller shall deliver to Buyer, all consents, estoppels, approvals and authorizations of third parties necessary for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, including, without limitation, those consents necessary for the assignment of Leases and Contracts.

         10.7    Taxes and Other Payments.  Seller shall deliver to Buyer:

                 (1) Proof of cash payment directly to the tax authorities or cash payment (or credit on the Purchase Price) to Buyer in the amount of all real estate taxes and assessments which are a lien on the date of Closing, general and special.

                 (2) Proof of cash payment directly to services or suppliers or cash payment (or credit on the Purchase Price) to Buyer in the amount of all sums due in connection with any service contracts, agreements or contracts relating to the Assets, including, without limitation, all utility charges, for the period prior to Closing.

                 (3) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Seller cannot furnish such a certificate or

Buyer is not entitled to rely upon such a certificate under the provisions of
Section 1445 and the regulations thereunder, Seller shall take and/or permit Buyer or Buyer's nominee to take any and all steps necessary to allow Buyer or Buyer's nominee to satisfy the requirements or Section 1445.

                 (4) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets.

         10.8 Insurance. Seller shall deliver evidence of its insurance coverage required by Section 6.10.

         10.9 Confidentiality and Noncompete Agreements. Seller and Shareholders shall deliver to Buyer each of the agreements described in Section 9.8.

         10.10 Additionally Requested Documents; Post Closing Assistance. At the request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.


                  ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         11.1 Purchase Price. Buyer shall make available to Seller the Purchase Price upon the terms specified in Section 3.1 hereof.

         11.2 Opinion of Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in
Article XII hereof.

         11.3 Corporate Good Standing and Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Tennessee, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions intended hereby.

         11.4 Closing Certificate. Buyer shall deliver to Seller a certificate of officers of Buyer, dated as of Closing, certifying that: (1) each covenant and obligation of Buyer has been complied with by Buyer; and (2) each representation and warranty of Buyer is true and correct at Closing as if made on and as of Closing.

         11.5 Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

         11.6 Documents Relating to Title. Buyer shall be liable for 50% of cost of all recording, stamp tax, deed tax or other transfer fees.

                    ARTICLE XII.  OPINION OF BUYER'S COUNSEL

         At Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Seller and its counsel to the effect that:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                 (b) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Charter and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

           ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Seller and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive Closing and shall not be merged into any documents delivered in connection with Closing.

         13.2    Indemnification by Seller and Shareholders.  Subject to
Section 13.4, Seller and Shareholders jointly and severally, shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, Shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable costs of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by either Seller or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller and/or Shareholders delivered pursuant to this Agreement;
(2) any liability of Seller not expressly assumed by Buyer pursuant to Section
1.3 hereof; and (3) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time through Closing. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two (2) points over the prime rate of NationsBank, N.A. established from time to time (the "RATE"), payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this Section shall be joint and several between Seller and Shareholders.

         13.3 Indemnification by Buyer. Subject to Section 13.4, Buyer shall promptly indemnify, defend, and hold Seller and Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from:
(1) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement; (2) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities; and (3) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Seller arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "INDEMNIFYING PARTY") to the other party (the "INDEMNIFIED PARTY") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this Section if within forty- five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties.

                 (3) Claims by a Straddle Resident. Any claim by a resident relating to professional negligence or similar matters involving a resident served both prior to Closing and subsequent to Closing will be the responsibility of either Buyer or Seller (and, jointly and severally, Shareholders) in accordance with the following guidelines: (1) if it is a claim in which the incident giving rise to liability clearly arose through Closing, Seller (including Shareholders) shall be liable for the loss and defense expenses; (2) if it is a claim in which the incident giving rise to liability clearly arose subsequent to Closing, Buyer shall be liable for the loss and defense expenses; and (3) in the event that the time the incident giving rise to liability occurred is not clear, Seller (including Shareholders) and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, Buyer and Seller (including Shareholders) shall attempt to allocate both indemnity and expenses among Buyer and Seller (including Shareholders).

         13.5 Assignment by Buyer. No consent by Seller or Shareholders shall be required for any assignment or reassignment of the rights of Buyer under this Article XIII following Closing.


                     ARTICLE XIV. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Seller and Shareholders hereby covenant and agree with Buyer that, during the Noncompete Period (as defined herein) and within the Noncompete Area (as defined herein), neither Seller nor Shareholders shall directly or indirectly: (1) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any services competitive with the services provided by the Business at Closing; (2) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least six (6) months; or (3) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Buyer, on the one hand, and any customer, resident, physician, physician group, or healthcare provider with whom Buyer contracts with in connection with the Business, on the other hand. The "NONCOMPETE PERIOD" shall commence at Closing and terminate on the fifth (5th) anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of Closing. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

         14.2 Enforceability. In the event of a breach of Section 14.1 hereof, Seller and Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be jointly and severally borne by Seller and Shareholders. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholders for agreeing to the restrictions contained in Section 14.1 hereof. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                           ARTICLE XV.  MISCELLANEOUS

         15.1 Dispute Resolution . Any dispute arising among the parties to this Agreement for which a dispute resolution mechanism is not expressly provided herein shall be determined by a court of competent jurisdiction.

         15.2 Assignment. Following Closing, Buyer may freely assign its rights or delegate its obligations under this Agreement without the express written consent of Seller or Shareholders. Neither Seller nor Shareholders may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective permitted heirs, legal representatives, successors and assigns.

         15.3 Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholders shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne by Seller and paid by Closing. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be shared equally by Seller and Buyer and shall be prorated at Closing. The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes or other obligations that are accrued but unpaid by Seller as of the date of Closing.

         15.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (1) if delivered personally or sent by facsimile, on the date received; (2) if delivered by overnight courier, on the day after mailing; and (3) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:



                 To Seller or Shareholders:
                 --------------------------

                 Carolyn S. Thompson
                 5209 Stratford Road
                 North Little Rock, Arkansas 72116

                 To Buyer:
                 --------

                 Advocat Inc.
                 277 Mallory Station Road, Suite 130
                 Franklin, Tennessee 37067
                 Attn:    Mary Margaret Hamlett

                 with a copy to:

                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee  37238-1800
                 Attn:  Mark Manner

        15.5 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Seller, Shareholders and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

         15.6 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Arkansas without regard to its choice or conflicts of law provisions.

         15.7 Headings. Table of contents and Section headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the knowledge of Seller or Shareholders" or the like is used, Seller and Shareholders shall each be deemed to have the knowledge of Seller's officers, directors and employees, and of its Affiliates; and Seller and Shareholders shall be under a duty of due inquiry.

         15.12 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholders.

         15.13 Further Assurance of Seller and Shareholders After Closing. Subsequent to Closing, Seller and Shareholders shall from time to time, at Buyer's request, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer may request, in order to more effectively sell, transfer, assign and deliver and vest in Buyer the benefits of, title to and possession of the Assets.

         15.14 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

         15.15 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto, and with respect to Buyer, its parent and any of their directors, officers, Shareholders, employees and agents. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.

  The parties hereto have executed this Agreement as of the date first above written.


                                  "SELLER"


                                   PINEDALE ASSOCIATES, INC.

                                  By: /s/  Carolyn S. Thompson
                                     ----------------------------------
                                  Its:     Corporate Secretary
                                     ----------------------------------



                                  "SHAREHOLDERS"


                                  /s/  Jean Craig May
                                  ------------------------------------
                                  JEAN MAY


                                  /s/  Carolyn S. Thompson
                                  ------------------------------------
                                  CAROLYN S. THOMPSON


                                  "BUYER"

                                  DIVERSICARE LEASING CORP.


                                  By:  /s/    May Margaret Hamlett
                                     ----------------------------------

                                  Its:       Executive Vice President
                                      ---------------------------------

                                 EXHIBIT INDEX

 Exhibit No.                                   Exhibit Matter
 -----------                                   --------------

 1.1(1)                                        Real Estate
 1.1(2)                                        Equipment and Furnishings
 1.2                                           Excluded Assets
 1.3                                           Assumed Liabilities
 3.3                                           Purchase Price Allocation
 4.4                                           Financial Statements
 4.6                                           Absence of Liabilities
 4.7                                           Employment Discrimination
 4.8(1)                                        Licenses and Permits
 4.8(2)                                        Certificates of Need
 4.9(1)                                        Program Agreements
 4.9(2)                                        Statement of Deficiencies and Plan of Correction
 4.11                                          Easements
 4.12(1)                                       Encumbrances
 4.12(2)                                       Permitted Exceptions
 4.13                                          Leases and Contracts
 4.15                                          Appraisals, Mechanical and Structural Studies, etc.
 4.16                                          Litigation
 4.17                                          Employees, Fringe Benefits and Personnel Policies
 4.19                                          Insurance
 4.23                                          Intellectual Property
 4.25(1)                                       Welfare Benefit Plans
 4.25(2)                                       Pension Benefit Plans
 4.25(3)                                       Unfunded Liabilities
 4.31                                          Resident Agreements
 4.33                                          Prepayments and Deposits
 4.34(a)                                       Resident Statistics
 4.34(b)                                       Resident Information
 9.8                                           Form of Noncompete and Confidentiality
                                               Agreement
 10.3                                          Form of Opinion of Counsel for Seller and Shareholder





                                      v